Kaiser Aluminum Corporation Announces Appointment of James D. Hoffman to its Board of Directors

FRANKLIN, Tenn., September 18, 2025 – Kaiser Aluminum Corporation (NASDAQ: KALU) (“Kaiser” or the “Company”) today announced that its Board of Directors has appointed James D. Hoffman to serve as an independent director. Mr. Hoffman will serve as a Class II director with a term expiring at the Company’s 2026 annual meeting of stockholders and will serve on the Board’s compensation and nominating and corporate governance committees.

“We are honored to welcome James Hoffman to our Board of Directors,” said Keith A. Harvey, Chairman, President and Chief Executive Officer. “Mr. Hoffman brings over 43 years of extensive experience in the metals distribution, fabrication and service center industries, complemented by a proven track record of strategic insight and visionary leadership. His nearly three decades of executive experience in strategy development, acquisitions and turning strategic visions into results will be instrumental to Kaiser as we further our growth plans. We are confident that his industry knowledge and leadership expertise will be a significant asset as we advance our long-term objectives.”

Mr. Hoffman previously served as Chief Executive Officer of Reliance, Inc., formerly known as Reliance Steel and Aluminum Co., a diversified metal solutions provider and the largest metals service center company in North America, from January 2019 until his retirement in December 2022. In addition, he previously served as President of Reliance, Inc. from January 2019 to January 2021, Executive Vice President and Chief Operating Officer from March 2016 to January 2019, Executive Vice President, Operations from May 2015 to March 2016, and Senior Vice President, Operations since 2008. Mr. Hoffman also served on the board of directors of Reliance, Inc. from October 2019 to December 2022. Prior to Reliance, Inc., Mr. Hoffman held various senior management positions with Earl M. Jorgensen Company, one of the country’s largest stockers of bar, sheet, plate, tubing and structural steel and aluminum products, acquired by Reliance, Inc. in 2006, from 1991 to 2008, including Executive Vice President and Chief Operating Officer; Vice President, Eastern Region; and District Manager. Mr. Hoffman holds a Bachelor of Science degree in Advertising/Marketing from West Virginia University.

“I’m honored to join the Board of Directors at such an exciting time in Kaiser’s journey,” added Mr. Hoffman. “I’ve long admired the Company’s strong foundation, forward-looking vision, and commitment to being ‘Best in Class’. As Kaiser prepares for its next chapter of growth, I look forward to working alongside the Board and leadership team to help shape strategic priorities, support disciplined execution, and contribute to the Company’s success.”

About Kaiser Aluminum Corporation

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Contact:

Addo Investor Relations

Investors@KaiserAluminum.com

(949) 614-1769